Exhibit 99.1

Contacts:

Jay Carlson	Stephanie Diaz (Investors)	Tim Brons (Media)
Peregrine Pharmaceuticals, Inc.	Vida Strategic Partners	Vida Strategic Partners
(800) 987-8256	415-675-7401	415-675-7402
info@peregrineinc.com	sdiaz@vidasp.com	tbrons@vidasp.com

PEREGRINE PHARMACEUTICALS DECLARES QUARTERLY DIVIDEND ON ITS SERIES E CONVERTIBLE

PREFERRED STOCK

TUSTIN, Calif., December 7, 2015 -- Peregrine Pharmaceuticals, Inc. (Nasdaq:PPHM) (Nasdaq:PPHMP) today announced that its Board of Directors has declared a quarterly cash dividend payment on the Company's 10.50% Series E Convertible Preferred Stock (the "Series E Preferred Stock").

The quarterly dividend on the Series E Preferred Stock is payable on January 4, 2016 to holders of record at the close of business on December 18, 2015.

The quarterly dividend payment on the Series E Preferred Stock will be $0.65625 per share, which is equivalent to an annualized 10.50% per share, based on the $25.00 per share stated liquidation preference, accruing from October 1, 2015 through December 31, 2015. The Series E Preferred Stock is listed on the NASDAQ Capital Market and trades under the ticker symbol "PPHMP".

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a pipeline of novel drug candidates in clinical trials focused on the treatment of cancer. The company's lead immunotherapy candidate, bavituximab, is in Phase III development for the treatment of previously treated non-small cell lung cancer (the "SUNRISE trial") along with several investigator-sponsored trials evaluating other treatment combinations and additional oncology indications. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. For more information, please visit www.peregrineinc.com.